Exhibit 23(a)
                           RICHARD A. EISNER & COMPANY, LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements of NCT Group, Inc. (the "Company")(formerly Noise Cancellation Technologies, Inc.) on Forms S-1 (File Nos. 33-19926, 33-38584 and 33-44790) and on Forms S-8 (File Nos. 33-64792, 333-11209 and 333-11213) of our report, which includes an explanatory paragraph about the Company's ability to continue as a going concern, dated March 11, 1999 (with respect to Note 8, March 24, 1999), on our audits of the consolidated financial statements and schedule of the Company as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 which report is included in this Annual Report on Form 10-K/A2.

/s/ RICHARD A. EISNER & COMPANY, LLP
New York, New York
April 29, 1999